Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made this 9th day of May 2016, by Michael V Marrale (“Employee”, “I” or “me”, as used herein).

In connection with the sale of ITG Investment Research, LLC (“ITG IR”) to Leucadia National Corporation or one of its wholly owned subsidiaries (the “Purchaser”), Investment Technology Group, Inc.  (“ITG”) has agreed to compensate, subject to the conditions described herein, Employee for (a) Employee’s unvested Restricted Stock Units (“RSU’s”) of ITG that Employee will, upon and following consummation of such sale and termination of employment with ITG Inc., forfeit and (b) the 2016 bonus to which  the Employee will, upon and following consummation of such sale and termination of employment with ITG Inc., cease to be entitled.  For the avoidance of doubt and for purposes of this Agreement, the Employee’s termination of employment with ITG Inc. is contingent on and subject to his commencing employment with the Purchaser or one of its affiliates on the Closing Date.  If Employee executes and returns this Agreement to ITG, subject to the terms in this Agreement, remains an employee in Good Standing of ITG Inc. until the effective time of the closing on the closing date of the sale (the “Closing Date”) and commences employment with the Purchaser or one of its affiliates on the Closing Date, then ITG will, or will cause one of its affiliates to, pay Employee the total amount of $1,915,362.40 for the RSU’s and in respect of the 2016 bonus to which the Employee would not otherwise be entitled, net of applicable income and employment taxes (the “Proceeds”). The Proceeds will be paid to Employee in cash no later than 15 days after the  Closing Date and are subject to repayment by Employee to ITG IR (or any successor thereto) under the conditions set forth below.  A further condition of ITG’s obligation to pay the Proceeds is the closing of the sale pursuant to the material terms as currently reflected in the Membership Interests Purchase Agreement, dated as of May 9, 2016, by and among Investment Technology Group, Inc., ITG Solutions Network, Inc., Leucadia National Corporation and M Science Holdings LLC.

For good and valuable consideration in receiving the Proceeds, I hereby agree to the following terms and conditions pursuant to which I will receive payment of the Proceeds:

I.                Repayment of the Proceeds

1.              I shall repay immediately to ITG IR (or any successor thereto) the gross, pre-withholding amount of the Proceeds in accordance with the schedule below if: (a) I give notice of my intent to resign and engage in Competitive Activity (as defined below); (b) even if I resign and do not immediately engage in Competitive Activity, I later engage in Competitive Activity during the period prior to the anniversary dates set forth in the schedule below; or (c) the Purchaser or one of its affiliates (the Purchaser together with its affiliates, collectively the “Company”) terminates my employment for Cause.

On or prior to the first anniversary of the Closing Date	100%
After the first anniversary of the Closing Date and on or prior to the second anniversary	50%
After the second anniversary of the Closing Date	Zero

2.              If the Company terminates my employment without Cause on or prior to the anniversary dates set forth in the schedule above, I will not be required to repay any unvested portion of the Proceeds if I sign (and do not revoke, if applicable) a release agreement in the form requested by the Company.  Any restrictive covenants in the release agreement will be no more restrictive than those contained in my employment agreement.

II.           Notice of Resignation and Competitive Activity

1.              If I resign or give notice of my intent to resign on or prior to the anniversary dates set forth in Section I.1, I will advise the Company in my letter of resignation of the name of the employer or entity I intend to join.  If I do not provide this information to the Company within five (5) business days, I will repay the Proceeds as if I had engaged in Competitive Activity.  Further, I will keep the Company apprised of changes to my contact information or the identity of my employer during the period prior to the anniversary dates set forth in the schedule set forth in Section I.1.

2.              If I resign on or prior to the anniversary dates set forth in Section I.1 and do not engage in Competitive Activity, I will execute and return to the Company an annual affidavit on either the first or second anniversary of the Payment Date, as applicable, attesting that I have not engaged Competitive Activity during the prior year.  The Company will provide or make available the affidavit to me prior to the applicable anniversary dates set forth in Section I.1.  If the Company fails to receive the affidavit within 30 days after it is sent to me, I will repay the Proceeds as if I had engaged in Competitive Activity.

3.              “Competitive Activity” means that I, whether acting alone or in conjunction with others (a) directly or indirectly render services for any organization or engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director), in any business which is or becomes competitive with the business of ITG IR (or any successor thereto), its subsidiaries or Jefferies LLC (together the “Companies”); (b) induce any customer of the Companies  to curtail, limit, or cancel its business with the  Companies or solicit a customer or client of the Companies to transact business with a person, business or enterprise other than the  Companies that is in direct competition with the Companies; or (c) induce or attempt to influence any employee or contractor of the Companies to terminate employment or services with the Companies or solicit or assist any third party in the solicitation of any employee or contractor of the Companies to provide services to a person, business or enterprise other than the  Companies. I acknowledge and agree that given the global nature of the Companies’ business, the prohibition on engaging in Competitive Activity shall be global in geographic scope.

III.                              Miscellaneous

1.              “Good Standing” means I remain employed at  ITG Inc. and have not been terminated for Cause, have not resigned or given notice of resignation other than in connection with an offer of employment by the Company, am not under investigation for conduct that could result in termination for Cause, and to the extent permitted by law, am not on leave.

2.              The Company in its sole discretion may terminate my employment for “cause”. “Cause” shall mean my: (a) material breach of  any  written agreement between the Company and me, its parent,

subsidiaries or affiliates; (b) material violation of any policy or procedure of the  Company, including, but not limited to the Company’s or its parent’s Code of Ethics, that could result in harm to the Company, its employees or its or their reputation; (c) violation of any of the Company’s policy against discrimination or harassment; (d) violation of any federal, state, local, or foreign securities law, rule, or regulation or any rule or regulation of any securities exchange or association or other regulatory or self-regulatory body or agency; (e) arrest for, conviction of, or plea of guilty or nolo contendere to, a crime that could result in harm to the Company, its reputation, or employees; (f) engaging in criminal, illegal, dishonest, immoral, or unethical conduct related to my  employment at the Company; (g) failure to obtain or maintain any registration, license, or other authorization or approval reasonably required by the Company; (h) engaging in any act constituting a material breach of fiduciary duty, gross negligence, or willful misconduct in connection with my employment; or (i) refusal or failure to comply with any of the reasonable directions of or procedures established by  the Board of Directors of the Company’s parent, the Company’s Executive Committee, or my supervisor (unless such directions would result in the commission of an act that is illegal or unethical).  If the Company determines, in its sole and exclusive discretion, that the conduct giving rise to Cause is capable of being cured, the Company will give me written notice that conditions giving rise to termination of  my employment for Cause exist under (a), (b) or (i) above, and no Cause will exist if I have cured the conditions within ten (10) business days of such notice.  If conditions giving rise to termination of my employment for Cause exist under (g), above, the Company shall give me notice of the registration, license or other authorization or approval that I must obtain and a reasonable period of time to obtain it.  For purposes of this definition of “cause”, with respect to the period prior to the Closing, the term Company shall mean ITG and its affiliates and with respect to the period after the Closing, the term Company shall mean the Purchaser and its affiliates.

3.              This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction.  I hereby consent that any court proceeding brought with respect to matters related to this Agreement shall be brought in the Borough of Manhattan in the State of New York.  Further, to the extent a party may avail itself of state or federal court to enforce this Agreement, I hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York.

4.              I shall pay all costs of enforcement of this Agreement and collection of any amounts due under this Agreement, including reasonable attorney’s fees and indemnify the Company and ITG and its affiliates for any liabilities, taxes, costs, and expenses of any kind that they may incur in connection with the exercise of their rights under this Agreement and any matter relating thereto. Further, I will not assert any defenses, rights of set-off, or counterclaims as a reason for not fully repaying the amounts due under this Agreement.

5.              Nothing in this Agreement shall create a contract of employment between the Company and me for a specific term or guarantee of employment.  My employment with the Company is and shall remain employment at will.

6.              If any part of this Agreement is held invalid, the balance of this Agreement shall remain valid and in effect if the balance continues to conform to the requirements of applicable law.

7.              The Company may assign this Agreement with the consent of ITG and the rights of the Company under this Agreement shall inure to the benefit of the successors and assigns of the Company.  This Agreement is not assignable by me.

8.              The waiver by the Company of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of that provision or as a waiver of the provision itself.  Any waiver under this Agreement must be in writing and signed by the Company.  Accordingly, the acceptance by the Company of partial or delinquent payments by me of amounts due under this Agreement, or the failure of the Company to exercise any rights under this Agreement, shall not waive any other breach (similar or otherwise) of this Agreement by me.

9.              This Agreement constitutes the entire agreement among ITG and its affiliates, the Company and me with respect to repayment of the Proceeds and the matters contemplated hereby.  This Agreement may not be changed, modified, or terminated orally, but only by a written agreement signed by the ITG, the Company and me.

10.       The type and periods of restriction imposed by Agreement are fair and reasonable. I have read and understand this Agreement, and voluntarily agree to the terms and conditions in this Agreement.  I acknowledge that I have been provided with the opportunity to consult with independent legal counsel of my choice.

/s/ Michael V. Marrale	Dated:	5/9/2016
NAME: Michael V. Marrale